Exhibit 99.1

MRC Global Announces Second Quarter 2023 Results

Houston, TX – August 7, 2023 – MRC Global Inc. (NYSE: MRC), the leading global distributor of pipe, valves, fittings and infrastructure products and services to diversified energy, industrial and gas utilities end-markets, today announced second quarter 2023 results.

Net income attributable to common stockholders for the second quarter of 2023 was $18 million, or $0.21 per diluted share, as compared to the second quarter of 2022 net income of $8 million, or $0.09 per diluted share. Adjusted net income attributable to common stockholders for the second quarter of 2023 was $22 million, or $0.25 per diluted share, as compared to the second quarter of 2022 adjusted net income of $23 million, or $0.27 per diluted share.

MRC Global’s second quarter 2023 gross profit was $175 million, or 20.1% of sales, as compared to the second quarter 2022 gross profit of $151 million, or 17.8% of sales. Gross profit for the second quarter of 2023 and 2022 includes $2 million and $20 million of expense, respectively, in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes (among other items) the impact of LIFO, was $187 million, or 21.5% of sales, for the second quarter of 2023 and was $181 million, or 21.3% of sales, for the second quarter of 2022.

Second Quarter 2023 Financial Highlights:

●	Sales of $871 million, a 3% improvement compared to the same quarter a year ago
●	Adjusted Gross Profit, as a percentage of sales, of 21.5%, an increase of 30 basis points compared to the first quarter of 2023
●	Adjusted EBITDA of $63 million, or 7.2% of sales and our 5th consecutive quarter above 7%
●	Cash Flow from operations of $20 million during the quarter

Rob Saltiel, MRC Global’s President and CEO stated, “Our second quarter results delivered revenue growth over last year, better-than-expected cash flow generation and strong adjusted gross profit margins. We expanded our revenue backlog in the quarter, aided by gains in our International segment and our DIET sector.

“We are anticipating lower annual growth in 2023 for our U.S. segment than previously forecast due primarily to a slower ramp-up in our Gas Utilities sector sales during the current construction season. Although the long-term growth fundamentals of this sector remain intact, several key Gas Utilities customers are currently focused on reducing their product inventory levels over the next few quarters due to more certainty in the supply chain and associated lead times. As a result, we expect full-year revenues to increase in the upper single-digit percentage range, compared to 2022 levels, an adjustment to our prior guidance,” Mr. Saltiel added.

Adjusted EBITDA was $63 million in the second quarter of 2023 compared to $65 million for the same period in 2022.

Adjusted net income attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted SG&A, Net Debt and Leverage Ratio are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Selling, general and administrative (SG&A) expenses were $130 million, or 14.9% of sales, for the second quarter of 2023 compared to $120 million, or 14.2% of sales, for the same period in 2022. The primary driver of the increase relates to higher employee-related costs including hiring additional resources to support the growth in our business as well as an increase in benefit costs. Other costs include non-recurring IT related professional fees.

An income tax expense of $10 million was incurred in the second quarter of 2023, with an effective tax rate of 29%, as compared to an income tax expense of $6 million for the second quarter of 2022. Our rates differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses, and differing foreign income tax rates. In addition, the effective tax rate for the three months ended June 30, 2023, was higher than the U.S. federal statutory rate due to foreign losses with no tax benefit.

Sales

The company’s sales were $871 million for the second quarter of 2023, which was 2% lower than the first quarter of 2023 and 3% higher than the second quarter of 2022. As compared to the second quarter of 2022, the Production and Transmission Infrastructure (PTI) sector led with 10% growth followed by the Gas Utilities sector at 3%, partially offset by the Downstream, Industrial and Energy Transition (DIET) sector, which declined 5%. Sequentially, the DIET sector declined offsetting increases in the Gas Utilities and PTI sectors.

Sales by Segment

U.S. sales in the second quarter of 2023 were $727 million, up $10 million, or 1%, from the same quarter in 2022. PTI sector sales increased by $19 million, or 9%, resulting from increased customer facility infrastructure activity in the Permian and Rockies as well as pipeline activity in the Haynesville and Northeast. The Gas Utilities sector revenue increased $10 million, or 3%, driven by increased capex spending for modernization and replacement activity. DIET sector sales decreased $19 million, or 10% due to the culmination of biofuel refinery projects.

Sequentially, as compared to the first quarter of 2023, U.S. sales decreased $13 million, or 2%, driven by the DIET sector, which decreased $31 million, or 15%, due to the timing of on-going projects and turnarounds as well as non-recurring projects. The U.S. Gas Utilities sector increased 5% primarily due to a seasonal increase as the heavier construction period began for replacement and modernization activity. PTI increased $3 million or 1% primarily due to increased activity for midstream related infrastructure.

Canada sales in the second quarter of 2023 were $38 million, down $2 million, or 5%, from the same quarter in 2022, as declines in the DIET and Gas Utilities sectors offset an increase in the PTI sector. Canada sales also include a $2 million unfavorable impact from weaker foreign currencies.

Sequentially, as compared to the prior quarter, Canada sales declined $4 million, or 10%, due to non-recurring project orders in the PTI sector.

International sales in the second quarter of 2023 were $106 million, up $15 million, or 16%, from the same period in 2022 including a $3 million unfavorable impact from weaker foreign currencies. The increase was driven by the PTI sector primarily in Australia and the U.K. followed by the DIET sector in the Netherlands, Singapore and the U.K.

Sequentially, as compared to the previous quarter, International sales were up $3 million, or 3%, due to increased sales in the PTI sector primarily in Australia and the U.K.

Sales by Sector

Gas Utilities sector sales, which are primarily U.S. based, were $323 million in the second quarter of 2023, or 37% of total sales, an increase of $9 million, or 3%, from the second quarter of 2022.

Sequentially, as compared to the first quarter of 2023, the Gas Utilities sector increased $16 million, or 5%, driven by the U.S. segment.

DIET sector sales in the second quarter of 2023 were $245 million, or 28% of total sales, a decrease of $14 million, or 5%, from the second quarter of 2022. The decrease in DIET sector sales was primarily due to the U.S. segment partially offset by an increase in the International segment.

Sequentially, as compared to the previous quarter, sales in the DIET sector were down $33 million, or 12%, primarily due to the timing of projects in the U.S. segment.

PTI sector sales in the second quarter of 2023 were $303 million, or 35% of total sales, an improvement of $28 million, or 10%, from the second quarter of 2022. The increase in PTI sales was led by the U.S. segment, followed by the International and Canada segments.

Sequentially, as compared to the prior quarter, PTI sector sales increased $3 million, or 1%, led by the International segment followed by the U.S. segment and partially offset by a decline in the Canada segment.

Backlog

As of June 30, 2023, the company's backlog was $764 million, up 1% sequentially from March 31, 2023, and 2% since June 30, 2022.

Balance Sheet and Cash Flow

Cash provided by operations was $20 million in the second quarter of 2023. As of June 30, 2023, the cash balance was $31 million, long-term debt (including current portion) was $371 million, and Net Debt was $340 million. Availability under the company’s asset-based lending facility was $599 million, and available liquidity was $630 million as of June 30, 2023.

Please refer to the reconciliation of non-GAAP measures (Net Debt) to GAAP measures (Long-term Debt) in this release.

Conference Call

The company will hold a conference call to discuss its second quarter 2023 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 8, 2023. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 22, 2023, and can be accessed by dialing 201-612-7415 and using pass code 13739473#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of 216 locations including valve and engineering centers. The company’s unmatched quality assurance program offers over 250,000 SKUs from over 9,000 suppliers, simplifying the supply chain for approximately 10,000 customers. Find out more at www.mrcglobal.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “anticipating,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, adjusted EBITDA margin, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame; significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products; risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies;  the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; and risks related to changing laws and regulations including trade policies and tariffs.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investors page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	June 30,	December 31,
	2023	2022

Assets
Current assets:
Cash	$31	$32
Accounts receivable, net	519	501
Inventories, net	674	578
Other current assets	39	31
Total current assets	1,263	1,142

Long-term assets:
Operating lease assets	206	202
Property, plant and equipment, net	78	82
Other assets	16	22

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	173	183
	$2,000	$1,895

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$448	$410
Accrued expenses and other current liabilities	97	115
Operating lease liabilities	37	36
Current portion of long-term debt	3	3
Total current liabilities	585	564

Long-term liabilities:
Long-term debt, net	368	337
Operating lease liabilities	186	182
Deferred income taxes	51	49
Other liabilities	20	22

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized 363,000 shares; 363,000 shares issued and outstanding	355	355

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 108,490,740 and 107,864,421 issued, respectively	1	1
Additional paid-in capital	1,761	1,758
Retained deficit	(722)	(768)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(230)	(230)
	435	386
	$2,000	$1,895

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Sales	$871	$848	$1,756	$1,590
Cost of sales	696	697	1,402	1,303
Gross profit	175	151	354	287
Selling, general and administrative expenses	130	120	252	227
Operating income	45	31	102	60
Other expense:
Interest expense	(10)	(5)	(17)	(11)
Other, net	(1)	(6)	(4)	(6)
Income before income taxes	34	20	81	43
Income tax expense	10	6	23	13
Net income	24	14	58	30
Series A preferred stock dividends	6	6	12	12
Net income attributable to common stockholders	$18	$8	$46	$18

Basic earnings per common share	$0.21	$0.10	$0.55	$0.22
Diluted earnings per common share	$0.21	$0.09	$0.54	$0.21
Weighted-average common shares, basic	84.3	83.6	84.1	83.4
Weighted-average common shares, diluted	85.3	84.9	85.4	84.6

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended
	June 30,	June 30,
	2023	2022

Operating activities
Net income	$58	$30
Adjustments to reconcile net income to net cash used in operations:
Depreciation and amortization	10	9
Amortization of intangibles	10	11
Equity-based compensation expense	7	6
Deferred income tax expense	2	1
Increase in LIFO reserve	1	26
Other, net	13	8
Changes in operating assets and liabilities:
Accounts receivable	(19)	(116)
Inventories	(101)	(136)
Other current assets	(9)	(18)
Accounts payable	36	116
Accrued expenses and other current liabilities	(18)	-
Net cash used in operations	(10)	(63)

Investing activities
Purchases of property, plant and equipment	(5)	(5)
Other investing activities	-	(2)
Net cash used in investing activities	(5)	(7)

Financing activities
Payments on revolving credit facilities	(497)	(275)
Proceeds from revolving credit facilities	530	335
Payments on long-term obligations	(2)	(1)
Dividends paid on preferred stock	(12)	(12)
Repurchases of shares to satisfy tax withholdings	(4)	(2)
Net cash provided by financing activities	15	45

Increase (decrease) in cash	-	(25)
Effect of foreign exchange rate on cash	(1)	(2)
Cash -- beginning of period	32	48
Cash -- end of period	$31	$21

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
June 30,
	U.S.	Canada	International	Total
2023
Gas Utilities	$321	$1	$1	$323
Downstream, Industrial & Energy Transition	179	4	62	245
Production & Transmission Infrastructure	227	33	43	303
	$727	$38	$106	$871
2022
Gas Utilities	$311	$3	$-	$314
Downstream, Industrial & Energy Transition	198	7	54	259
Production & Transmission Infrastructure	208	30	37	275
	$717	$40	$91	$848

Six Months Ended
June 30,
	U.S.	Canada	International	Total
2023
Gas Utilities	$627	$2	$1	$630
Downstream, Industrial & Energy Transition	389	9	125	523
Production & Transmission Infrastructure	451	69	83	603
	$1,467	$80	$209	$1,756
2022
Gas Utilities	$579	$6	$-	$585
Downstream, Industrial & Energy Transition	367	14	104	485
Production & Transmission Infrastructure	389	63	68	520
	$1,335	$83	$172	$1,590

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Type	2023	2022	2023	2022
Line Pipe	$128	$132	$269	$244
Carbon Fittings and Flanges	119	116	236	216
Total Carbon Pipe, Fittings and Flanges	247	248	505	460
Valves, Automation, Measurement and Instrumentation	299	280	614	531
Gas Products	214	198	421	382
Stainless Steel and Alloy Pipe and Fittings	36	58	68	94
General Products	75	64	148	123
	$871	$848	$1,756	$1,590

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2023	of Revenue	2022	of Revenue*

Gross profit, as reported	$175	20.1%	$151	17.8%
Depreciation and amortization	5	0.6%	4	0.5%
Amortization of intangibles	5	0.6%	6	0.7%
Increase in LIFO reserve	2	0.2%	20	2.4%
Adjusted Gross Profit	$187	21.5%	$181	21.3%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2023	of Revenue*	2022	of Revenue*

Gross profit, as reported	$354	20.2%	$287	18.1%
Depreciation and amortization	10	0.6%	9	0.6%
Amortization of intangibles	10	0.6%	11	0.7%
Increase in LIFO reserve	1	0.1%	26	1.6%
Adjusted Gross Profit	$375	21.4%	$333	20.9%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses (SG&A) to Adjusted SG&A (a non-GAAP measure)

(in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Selling, general and administrative expenses	$ 130	$ 120	$ 252	$ 227
Non-recurring IT related professional fees	(1)	-	(1)	-
Adjusted Selling, general and administrative expenses	$ 129	$ 120	$ 251	$ 227

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Net income	$24	$14	$58	$30
Income tax expense	10	6	23	13
Interest expense	10	5	17	11
Depreciation and amortization	5	4	10	9
Amortization of intangibles	5	6	10	11
Non-recurring IT related professional fees	1	-	1	-
Increase in LIFO reserve	2	20	1	26
Equity-based compensation expense (1)	4	3	7	6
Asset disposal (2)	1	-	1	-
Foreign currency losses	1	7	4	7
Adjusted EBITDA	$63	$65	$132	$113

Notes to above:

(1)	Charges (pre-tax) recorded in SG&A.
(2)	Charge (pre-tax) for an asset disposal in our International segment.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, severance and restructuring, changes in the fair value of derivative instruments, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income (Loss) Attributable to Common Stockholders to

Adjusted Net Income (Loss) Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2023		June 30, 2023
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$18	$0.21	$46	$0.54
Non-recurring IT related professional fees, net of tax	1	0.01	1	0.01
Asset disposal, net of tax (1)	1	0.01	1	0.01
Increase in LIFO reserve, net of tax	2	0.02	1	0.01
Adjusted net income attributable to common stockholders	$22	$0.25	$49	$0.57

Notes to above:

(1)	An after-tax charge for an asset disposal in our International segment.

	Three Months Ended		Six Months Ended
	June 30, 2022		June 30, 2022
	Amount	Per Share	Amount	Per Share

Net income attributable to common stockholders	$8	$0.09	$18	$0.21
Increase in LIFO reserve, net of tax	15	0.18	20	0.24
Adjusted net income attributable to common stockholders	$23	$0.27	$38	$0.45

Notes to above:

The company defines Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure) as Net Income Attributable to Common Stockholders less after-tax goodwill and intangible impairment, inventory-related charges, facility closures, severance and restructuring, plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the Company's U.S. blended statutory rate. The company presents Adjusted Net Income Attributable to Common Stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company believes that Net Income Attributable to Common Stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to Adjusted Net Income Attributable to Common Stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Leverage Ratio Calculation

(in millions)

June 30,
2023

Long-term debt, net	$368
Plus: current portion of long-term debt	3
Long-term debt	371
Less: cash	31
Net Debt	$340

Net Debt	$340
Trailing twelve months adjusted EBITDA	280
Leverage ratio	1.2

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines its leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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